UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2023 (December 15, 2023)

RenovoRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40738	27-1448452
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4546 El Camino Real, Suite B1

Los Altos, CA 94022

(650) 284-4433

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 15, 2023, RenovoRx, Inc. (the “Company”) held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Equity Issuance Proposal (as defined below) was approved.

As of November 21, 2023 (the “Record Date”), there were 10,693,580 shares of common stock (the “Common Stock”), of the Company issued and outstanding and entitled to vote at the Special Meeting. At the Special Meeting, a total of 5,087,812 shares of Common Stock, representing approximately 47.58% of the issued and outstanding shares of the Common Stock, were present in person or by proxy, constituting a quorum for the Special Meeting.

At the Special Meeting, the following proposals were made for the Company’s stockholders’ consideration:

(1) The Equity Issuance Proposal – a proposal in accordance with Nasdaq Marketplace Rule 5635(d) (“Rule 5635(d)”) to approve the issuance of shares of the Company’s Common Stock, or securities convertible into Company Common Stock, representing more than 20% of Common Stock outstanding, in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of up to 10% below the market price of our Common Stock. The following is a tabulation of the votes with respect to the Equity Issuance Proposal, which was approved by the Company’s stockholders:

For	Against	Abstain
4,747,833	336,779	3,200

(2) The Adjournment of Meeting Proposal – a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Equity Issuance Proposal.

The Adjournment of Meeting Proposal was not acted upon at the Special Meeting, because there were sufficient votes to approve the Equity Issuance Proposal.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RenovoRx, Inc.

Date: December 18, 2023	By:	/s/ Shaun Bagai
	Name:	Shaun R. Bagai
	Title:	Chief Executive Officer

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